Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of March 26, 2021 (this “Third Supplemental Indenture”), among Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg registered with the Luxembourg trade and company register under number B131149 (the “Company”), Genpact USA, Inc., a Delaware Corporation (the “New Guarantor”), Genpact Limited, a Bermuda exempted company (the “Existing Guarantor”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Existing Guarantor have heretofore executed and delivered to the Trustee an indenture dated March 27, 2017 (the “Base Indenture”), as supplemented by a first supplemental indenture, dated March 27, 2017 (the “First Supplemental Indenture”), providing for the issuance of $350,000,000 aggregate principal amount of the Company’s 3.700% senior notes due 2022 (the “2022 Notes”), and as further supplemented by a second supplemental indenture dated November 18, 2019 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance of $400,000,000 aggregate principal amount of the Company’s 3.375% senior notes due 2024 (the “2024 Notes” and, together with the 2022 Notes, the “Notes”);

WHEREAS, the Company and the Existing Guarantor desire to add the New Guarantor as a Guarantor of the Notes;

WHEREAS, pursuant to Section 901(10) of the Base Indenture, the Company, the Existing Guarantor and the Trustee are authorized to execute and deliver this third supplemental indenture (the “Third Supplemental Indenture”) to the Indenture, without the consent of any Holders, for the purpose of naming the New Guarantor as a Guarantor of the Notes; and

WHEREAS, the Company and Existing Guarantor have requested that the Trustee execute and deliver this Third Supplemental Indenture, and all requirements necessary to make this Third Supplemental Indenture a legal, valid and binding instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this Third Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects;

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

Section 1.01 Capitalized Terms.

Capitalized terms used but not defined in this Third Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02 Agreement to Be Bound; Guarantee.

The New Guarantor hereby agrees to become a Guarantor of the Notes on the terms and subject to the conditions and limitations set forth in the Indenture including, but not limited to, the provisions of Article Fifteen of the Base Indenture, as applicable.

Section 1.03 Application of Third Supplemental Indenture.

The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed. This Third Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 1.04 Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 1.05 Conflict with Base Indenture.

To the extent not expressly amended or modified by this Third Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Third Supplemental Indenture is inconsistent with any provision of the Base Indenture, the provision of this Third Supplemental Indenture shall control.

Section 1.06 Governing Law.

THIS INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. FOR THE AVOIDANCE OF DOUBT, THE PROVISIONS OF ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG ACT DATED AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED (THE “LUXEMBOURG COMPANIES ACT 1915”) ARE NOT APPLICABLE TO THE NOTES. NO HOLDER OF ANY NOTES MAY INITIATE PROCEEDINGS AGAINST THE COMPANY BASED ON ARTICLE 470-21 OF THE LUXEMBOURG COMPANIES ACT 1915.

Section 1.07 Successors.

All agreements of the Company, the New Guarantor and Existing Guarantor in the Base Indenture, this Third Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this Third Supplemental Indenture shall bind its successors.

Section 1.08 Notices.

For purposes of Section 105 of the Base Indenture, the address for notices to the New Guarantor shall be the same as that provided for the Company and the Existing Guarantor in Section 105 of the Base Indenture.

Section 1.09 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 1.10 Trustee Disclaimer.

The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The recitals and statements herein are deemed to be those of the Company, the New Guarantor and the Existing Guarantor and not the Trustee and the Trustee assumes no responsibility for the same.

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IN WITNESS WHEREOF, the parties to this Third Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

GENPACT LUXEMBOURG S.À R.L.,

By:	/s/ Thomas D. Scholtes
Name: Thomas D. Scholtes
Title: Authorized Signatory

[Signature Page to Third Supplemental Indenture]

GENPACT USA, INC.

By:	/s/ Thomas D. Scholtes
Name: Thomas D. Scholtes
Title: President and Secretary

[Signature Page to Third Supplemental Indenture]

GENPACT LIMITED,

By:	/s/ Heather White
Name: Heather White
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

[Signature Page to Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

[Signature Page to Third Supplemental Indenture]